UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Under § 240.14a-12

PEOPLESOFT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PeopleSoft has used non-GAAP pro forma measures, which exclude adjustments related to purchase accounting and restructuring costs, in analyzing financial results because they provide meaningful information regarding PeopleSoft’s operational performance and facilitate management’s internal comparisons to PeopleSoft’s historical operating results and comparisons to competitors’ operating results.

March 3, 2004

Dear PeopleSoft Stockholder:

Enclosed are PeopleSoft’s Annual Report on form 10-K for the fiscal year 2003, a Supplement to PeopleSoft’s Proxy Statement for the 2004 Annual Meeting of Stockholders, and a WHITE proxy card you can use to vote your shares at the PeopleSoft 2004 Annual Meeting. You should read these documents carefully because they contain important information regarding your Company and the very latest developments regarding Oracle’s hostile tender offer and other related matters.

On February 26, 2004, the U.S. Department of Justice (DOJ) and the Attorneys General of Hawaii, Maryland, Massachusetts, Minnesota, New York, North Dakota, and Texas filed an antitrust lawsuit in U.S. District Court in San Francisco to block Oracle’s hostile takeover attempt. The DOJ concluded that if Oracle were to acquire PeopleSoft, it would unlawfully eliminate competition in the marketplace resulting in higher prices, less innovation and fewer choices for the businesses, government agencies, and other organizations that depend on enterprise applications software.

The decision by the DOJ and these seven states to sue Oracle validates the position the PeopleSoft Board of Directors consistently has held since the original offer was announced last June. From the beginning, the Board believed that the proposed combination of PeopleSoft and Oracle would face substantial regulatory scrutiny in both the United States and Europe, and that there is a significant likelihood that the transaction would be prohibited under antitrust law.

In response to the DOJ decision, Oracle withdrew its slate of director nominees and its related stockholder proposals, and announced that it will not be soliciting proxies for use at PeopleSoft’s 2004 Annual Meeting. At the same time, Oracle announced that it plans to litigate with the DOJ in court and that it is extending its tender offer for four more months – which announcement we believe is further confirmation that Oracle is attempting to damage PeopleSoft and the value of your shares.

Your Board believes that PeopleSoft is well positioned to continue our success. We are the world’s second largest enterprise applications software company with 12,100 customers in 150 countries and with award-winning products and services:

•	#1 in Human Capital Management[1]

•	#2 in Financial Management Solutions[1]

•	#2 in Customer Relationship Management[1]

•	Leader in 25 industries with over 170 applications

•	Higher customer satisfaction ratings than both Oracle and SAP[2]

•	Lower Total Cost of Ownership than both Oracle and SAP[3]

We are very excited about PeopleSoft’s accomplishments in 2003, including:

•	Increasing revenue 16% to a record $2.3 billion

•	Increasing pro forma EPS 7% to a record $0.64 (GAAP – $0.25)[4]

•	Increasing pro forma operating income by 21% to a record $318 million (GAAP – $117 million)[4]

•	Adding 540 new customers, which contributed $180 million in new license revenue

•	Generating $397 million in operating cash flow

•	Completing a $350 million stock buy-back

We appreciate your continued support, and we value your opinion. Whether or not you plan to attend our Annual Meeting, your vote is important. Please sign, date and return the enclosed WHITE proxy card (or any WHITE proxy card previously sent to you by PeopleSoft) today in the enclosed postage-paid envelope.

Sincerely,

Craig A. Conway
President and Chief Executive Officer
PeopleSoft, Inc.

[1]	HCM #1 ranking per Gartner Large-Enterprise HRMS Magic Quadrant, Report M-18-3100, dated October 10, 2002.

[2]	Source: Forrester WholeView TechStrategy Research, How Satisfied Are Firms with App Vendors, Report 32592, dated September 17, 2003.

FMS#2 ranking per SPEX division of META Group, E-Business Evaluations Financial Accounting 2001 report, dated August 2001.

CRM #2 ranking per META Group 2003 CRM Application Suites METAspectrum, Practice 2068, dated July 28, 2003.

[3]	META Group, Deriving Value from 21st Century ERP Applications, Figure 2-30 excluding outliers, dated June 13, 2003.

[4]	Pro forma operating income and EPS exclude impact of purchase accounting adjustments including amortization of intangibles ($53 million or $0.10 EPS), restructuring charges ($33 million or $0.06 EPS), acquired in-process research and development charges ($14 million or $0.04 EPS) and deferred revenue adjustments ($101 million or $0.19 EPS) and include costs of approximately $43 million related to Oracle (or $0.08 per share).

Additional Information

      PeopleSoft has filed a Solicitation/ Recommendation Statement on Schedule 14D-9 regarding Oracle’s tender offer. PeopleSoft stockholders should read the Schedule 14D-9 and any amendments thereto because the documents contain important information. The Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC’s website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.